Exhibit 5.1

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

Materialise NV Technologielaan 15 3001 Leuven (Heverlee) Belgium	Your reference: Our reference: 80-40624906 Direct Dial: +32 2533 5072 E-mail: niek.depauw@cliffordchance.com 26 July 2018

Dear Sirs,

Materialise NV – F-3

We have acted as Belgian legal counsel to Materialise NV, a public limited liability company (“naamloze vennootschap die een openbaar beroep op het spaarwezen heeft gedaan”) incorporated under Belgian law with its registered office at Technologielaan 15, 3001 Leuven (Heverlee), Belgium, and enterprise number 0441.131.254 RPR/RPM Leuven (the “Company”), on certain matters of Belgian law in connection with its offering of up to 3,450,000 American Depositary Shares (the “ADSs”), representing 3,450,000 ordinary shares, with no nominal value, of the Company (the “New Shares”) (the “Offering”). The New Shares will comprise (i) 3,000,000 new ordinary shares issued by the Company on 26 July 2018 (the “Firm Shares”) and (ii) up to 450,000 new ordinary shares to be issued by the Company to the extent the Underwriters (as defined below) exercise their over-allotment option to purchase additional ADSs (the “Option Shares”).

1.	For the purpose of this opinion we have examined the following documents (the “Documents”):

(a)	conformed copies of the Company’s registration statement on Form F-3 (File No. 333-226006) filed with the Securities and Exchange Commission (the “Commission”) on 29 June 2018, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) (the registration statement at the time it became effective, including all information deemed to be a part thereof at the time such registration statement became effective pursuant to Rule 430B of the Securities Act, is herein referred to as

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS.

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the “Registration Statement”), the base prospectus, dated 6 July 2018, included as part of the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement, dated 18 July 2018 (the “Preliminary Prospectus Supplement”), and the prospectus supplement, dated 23 July 2018 (the “Prospectus Supplement”); the Base Prospectus and the Preliminary Prospectus Supplement, in the form in which they were filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act, are referred to herein as the “Preliminary Prospectus”, the Base Prospectus and the Prospectus Supplement, in the form in which they were filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act, are referred to herein as the “Prospectus”, and the documents incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Prospectus are referred to herein as the “Incorporated Documents”; references herein to the Registration Statement, the Preliminary Prospectus and the Prospectus exclude the Incorporated Documents;

(b)	a copy of the executed underwriting agreement dated as of 23 July 2018 (the “Underwriting Agreement”), by and between the Company and the underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”);

(c)	a copy of the inscription of the Company in the Central Enterprises Register (“Kruispuntbank der Ondernemingen”) of Leuven dated 25 July 2018;

(d)	a copy of the coordinated articles of association (“statuten”) of the Company as at 19 July 2018;

(e)	the shareholders’ register of the Company reviewed at the Company’s registered office on 28 June 2018;

(f)	copies of all publications by the Company in the Annexes to the Belgian State Gazette (“Bijlagen tot het Belgisch Staatsblad”) until 26 July 2018, together with, in respect of the publications of resolutions taken by the Company’s extraordinary general shareholders’ meetings or by the Company’s board of directors within the framework of the authorised capital, copies of the notarial deeds recording such resolutions;

(g)	a copy of the deed of notary public Vincent Vroninks recording the minutes of a meeting of the board of directors of the Company held on 18 July 2018 approving, inter alia, the issuance of the New Shares and the related capital increase within the authorised capital (the “Board Resolutions”);

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(h)	a copy of a power of attorney of each of Godelieve Rene Verplancke, Hilde Maria Ingelaere, Jozef Eddy Vander Sloten, Pol Ingelaere, Peter Edward Leys, Jurgen Gino Ingels and A TRE C CVOA (represented by its permanent representative Johan De Lille) for the meeting of the board of directors of the Company held on 18 July 2018;

(i)	a copy of the special report of the board of directors of the Company dated 18 July 2018 and prepared in accordance with article 596 of the Belgian Companies Code on the cancellation of the preferential subscription rights of the existing shareholders in general within the framework of the capital increase under the authorised capital;

(j)	a copy of the special report of the statutory auditor of the Company dated 18 July 2018 and prepared in accordance with article 596 of the Belgian Companies Code on the cancellation of the preferential subscription rights of the existing shareholders in the context of the capital increase under the authorised capital;

(k)	a copy of the deed of notary public Vincent Vroninks recording the minutes of a meeting of the board of directors of the Company held on 19 July 2018 approving, inter alia, the issuance of 1,953,125 ordinary shares of the Company and the related capital increase within the authorised capital (the “Private Placement Notarial Deed”);

(l)	a copy of a resolution by two directors of the Company dated 23 July 2018 (EST) / 24 July 2018 (CET) confirming certain modalities of the Offering (the “Pricing Resolution”);

(m)	a copy of the attestation issued by KBC Bank NV on 26 July 2018 in accordance with article 600 of the Belgian Companies Code certifying that USD 39,000,000 was available on a blocked account in the name of the Company, for the purposes of the issuance of the Firm Shares;

(n)	a copy of the deed of notary public Louis-Philippe Marcelis (replacing notary public Vincent Vroninks) dated 26 July 2018, signed by a director of the Company confirming, inter alia, the effective realisation of the capital increase and the issuance of the Firm Shares;

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(o)	a copy of a power of attorney of Piper Jaffray & Co. to subscribe for the Firm Shares (in its own name and on behalf of all the Underwriters) and transfer the Firm Shares to the Depositary (as defined in the Underwriting Agreement);

(p)	a copy of the confirmation by notary public Louis-Philippe Marcelis (replacing notary public Vincent Vroninks), dated 26 July 2018, of the issuance of the Firm Shares by the Company and that the funds relating to the capital increase may be transferred from the blocked account to any other account of the Company;

together with such other publicly available documents as we have considered it necessary or desirable.

2.	Our opinion is based upon the following assumptions:

(a)	the genuineness of all signatures, the authenticity of the Documents submitted to us as originals, the conformity to the originals of all Documents submitted to us as copies or in portable document format (PDF) and the authenticity of the originals of such Documents;

(b)	the Documents have been executed by the persons whose names are indicated thereon as being the names of the signatories or, if such names are not indicated, by the persons authorised to execute such Documents and we have assumed the legal capacity (“bekwaamheid”) of the natural persons executing such Documents;

(c)	the statements of facts contained in the Documents are accurate and complete;

(d)	that documents examined by us in draft or electronic form have been executed substantially in such form;

(e)	all shareholders’ and board of directors’ meetings of the Company, other than the Board Resolutions, were validly convened and held in accordance with the Belgian Companies Code;

(f)	the statements of facts contained in the minutes of all shareholders’ and board of directors’ meetings of the Company, including the Board Resolutions, are accurate and complete (including, but not limited to, the quorum and quotum, the validity and existence of attendance lists, waivers, powers of attorney, reports, convening notices, etc. to which the minutes refer);

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(g)	that the directors who attended and voted at any meetings of the board of directors of the Company, including the Board Resolutions, were duly appointed directors and have complied with all provisions of the Belgian Companies Code dealing with conflicts of interests;

(h)	that the Company has not amended its articles of association since the date of its coordinated articles of association as examined by us, has not resolved to enter into liquidation, filed an application for bankruptcy, filed an application for or been subject to proceedings for judicial reorganisation, or been adjudicated bankrupt or annulled as a legal entity (our search on 26 July 2018 of the web site of the Annexes to the Belgian State Gazette, current up to 26 July 2018, did not reveal anything to the contrary);

(i)	where we have reviewed excerpts published in the Annexes to the Belgian State Gazette, such excerpts give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and that such matters have not been revoked, amended or supplemented by subsequent decisions by the Company (or its board of directors, the general shareholders’ meeting of the Company, or any other competent body or representative(s) of the Company) which were not published in the Annexes to the Belgian State Gazette (other than the decisions recorded in the Private Placement Notarial Deed);

(j)	there have been no resolutions of extraordinary shareholders’ meetings of the Company or of the Company’s board of directors within the framework of the authorised capital, other than those that have been recorded in (i) notarial deeds that have been duly filed with the clerk of the commercial court, registered and published in accordance with applicable regulations and (ii) in the Private Placement Notarial Deed;

(k)	that the Option Shares will be subscribed for at the price set out in the Pricing Resolution; and

(l)	that the issuance of the Option Shares and the effective realisation of the related capital increase will be established before a Belgian notary public by a director of the Company in accordance with the provisions of the Belgian Companies Code and the terms and conditions of the Board Resolutions.

3.	Based upon the above and subject to the qualification set out below, we are of the opinion that (i) the Firm Shares are validly issued, are fully paid and non-assessable and (ii) the Option Shares will, when issued, delivered and paid for as set forth in the Underwriting Agreement, be validly issued, fully paid and non-assessable.

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4.	In this opinion, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; all legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium; in particular, as far as the word “non-assessable” is concerned, please note that this word has no legal meaning under the laws of Belgium and is used in this opinion only to mean that, with respect to the issuance of the New Shares of the Company, a holder of the shares will have no obligation to pay any additional amount in excess of the subscription price.

5.	This opinion speaks as of its date and is confined to and is given solely on the basis of the laws of Belgium as presently in force, and as generally interpreted and applied by the Belgian courts and authorities on the same date. We do not give any opinion on tax and factual matters.

6.	We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K that will be incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder.

7.	This opinion is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to the Belgian Civil Code and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law.

Very truly yours,

/s/ Clifford Chance LLP

Clifford Chance LLP